Sundstrand Corporation Annual Report - 1997

1997 PERFORMANCE

Pie charts

     Pie Chart 1 - Aerospace 57% and Industrial 43%
     Pie Chart 2 - Commercial 85% and Military 15%
     Pie Chart 3 - Domestic 58% and International 42%


                                     1997    1996     1995   1994    1993
Sales (millons of dollars)
 Aerospace                           1,001     785     726     710     754
 Industrial                            751     736     747     663     629
                                     -----   -----   -----   -----   -----
   Total sales                       1,752   1,521   1,473   1,373   1,383
                                     =====   =====   =====   =====   =====
Net Earnings From Continuing
Operations
(millions of dollars)
 Reported                              188     114      79      96      91
 Restructuring                           1      26

Operating Cash Flow Per Share         2.22    1.70    2.14     .86    2.60
After Capital Spending
(dollars)

Diluted Earnings Per Share From
Continuing Operations
(dollars)
 Reported                             3.15    1.87    1.25    1.46    1.28
 Restructuring                         .02     .43     .64       -       -

Return On Average Equity After         .35     .23     .16     .19     .27
Taxes
(percent)


This Summary Annual Report contains forward-looking information which is subject to market risks and opportunities that could have a material impact on actual results, and accordingly should be considered in conjunction with the cautionary language set forth in Sundstrand's most recent report on Form 8-K which is on file with the Securities and Exchange Commission.

TO OUR SHAREHOLDERS

Our company had another excellent year in 1997. We once again set records in all important categories, and our forward momentum continues to build.

1997 HIGHLIGHTS AND OBSERVATIONS

(Results before restructuring and other one-time items)

     When compared to our record 1996 results, 1997 sales grew 15% to $1,752 million. Our non-U.S. sales were 42% or $736 million of this total which reflects our strong presence in international markets. We are committed to continuing growth in all global markets.

     Our 1997 earnings also set a record by growing 29% to $180 million. Our diluted earnings per share grew 31% from $2.29/share in 1996 to $3.00/share in 1997. This growth reflects share repurchases for the year of 2.5 million shares. We ended 1997 with approximately 4 million shares remaining in our Board-authorized share repurchase program. During January, we repurchased an additional 865 thousand shares. With our share repurchase authorization approaching 3 million shares, our Board of Directors, on January 26, 1998, authorized the repurchase of an additional 10 million shares. Our purchases and the additional authorization reflect our commitment to maintaining and enhancing shareholder value.

     For 1998, we expect sales to grow between 10% and 15% with diluted earnings per share expected to be between $3.55 and $3.80. Additional share repurchases are not reflected in this EPS forecast. However, reflected in the forecast is a $ .20/share downward adjustment based on uncertainties associated with Asia/Pacific markets.

     Our Aerospace group had a terrific 1997 with sales of $1,001 million up 28% over 1996. During the year, our people did an outstanding job in meeting customer delivery and service requirements, while initiating progress in moving to simplified manufacturing configurations. We expect increasing progress with these programs over the next two years resulting in improved efficiencies, lower cycle time, and substantially reduced inventories.

     We continue to benefit from strong global demand for new aircraft as well as increased passenger and freight traffic. Our after-market business reflects significant aircraft utilization and is expected to continue growing in 1998. After several years of decline, our military sales grew in 1997 and we expect additional growth in 1998.

     Our Aerospace Power Systems business experienced substantial growth in 1997, but more importantly, continued to win major new orders for our auxiliary power unit product line. The acquisition in late 1996 of our joint venture partner's share in our APIC auxiliary power unit business has gone very well. We believe our Power Systems business will be an important contributor to sales and earnings growth in the years ahead. For 1998, we expect our Aerospace group to grow total sales 15 to 20% with operating profit margins in excess of 20%.

     Our Industrial group also experienced growth in sales and earnings for 1997. Our sales grew 2% to $751 million. When readjusted for the effects of a strong U.S. dollar, this total growth was approximately 4%, about in line with our early expectations for the year. Operating earnings for this group of companies grew 7%. This earnings growth reflects improved operating margins despite the currency impact.

     Our Industrial businesses made excellent progress with programs which will add to sales and earnings growth in the future. Programs directed at manufacturing efficiencies, new product introductions, and the restructuring of Sullair Europe all have been executed during the year as planned. For 1998, we expect our Industrial sales to grow between 5%-10% with operating margins in the range of 16.5% to 17.0%.

     One of Sundstrand's important strengths is our generation of cash flow. During 1997, we generated $133 million in cash flow after capital expenditures, which is up 28% over 1996 despite a

$55 million increase in capital expenditures to support our manufacturing initiatives. For 1998, our cash flow is expected to be between $150 million and $175 million despite slight increases in both R & D and capital expenditures. We are pleased to be able to grow cash flow during a period when we are investing strongly for the future.

OUR FUTURE

     Sundstrand is a manufacturer of highly engineered products and systems for aerospace and industrial customers around the world. We will maintain our focus on this heritage for the future, deriving growth from new technologies, products, markets, and complementary acquisitions.

     Our goal is to be recognized as a "sought-after" company based upon exceeding the expectations of our investors, our customers, our suppliers, and our people.

     With our manufacturing and operating effectiveness growing, we are placing increasing attention on growth. New technologies and products, as well as bolt-on acquisitions are resulting from our decentralized businesses. This decentralized structure now has a total of 27 business enterprises focused uniquely on technologies, products, or markets. This new structure is the real story behind Sundstrand's growing success and is clearly based upon our outstanding people. Our people are increasingly meeting business challenges in ways which make us a preferred business partner - a sought-after company.

ORGANIZATION CHANGES

     In November, Ilene Gordon of Tenneco Packaging joined our Board of Directors. Ilene brings a history of manufacturing and operations experience to Sundstrand and we look forward to her contributions in the years ahead.

     In December, after nearly 30 years of service, Richard M. Schilling retired as Vice President, General Counsel and Secretary. Dick's contributions to Sundstrand have been great in number

(Photo of Patrick Thomas, Robert Jenkins, Ronald McKenna, and Paul Donovan)

     [Caption]

     Patrick L. Thomas, Executive Vice President and Chief Operating Office, Industrial;
     Robert H. Jenkins, Chairman of the Board, President, and Chief Executive Officer; Ronald F. McKenna, Executive Vice president and Chief Operating Officer, Aerospace;
     Paul Donovan, Executive Vice President and Chief Financial Officer.

and his wise counsel has been highly valued. We extend to Dick our appreciation and best wishes.

     In February 1998, we announced that Mary Ann Hynes will become Sundstrand's Vice President, General Counsel and Secretary. Mary Ann joins us from Wolters Kluwer US Inc. where she has been General Counsel.

     The officers and people of Sundstrand thank our shareholders for their support.


/s/ ROBERT H. JENKINS
Robert H. Jenkins
Chairman of the Board,
President and
Chief Executive Officer

SUNDSTRAND AT A GLANCE


(Photo of an A340, a GV and a V22 aircraft)

AEROSPACE

PRODUCTS AND SERVICES

ELECTRIC SYSTEMS
Electric Power Generating, Distribution and Control Systems including Generators; Solid State Power Controls; Integrated Drive Generators; and Constant Speed Drives

MECHANICAL SYSTEMS
Actuation Systems; Secondary and Emergency Power Systems; Engine and Airframe Transmissions and Pumps; Motors; Torpedo Propulsion; and Space Systems

POWER SYSTEMS
Auxiliary Power Units, Gas Turbine Engines, Fans and Environmental Control
Systems

CUSTOMER SERVICE
Creating satified customers with on-site technical service; logistics support; and repair services.

OPERATING PERFORMANCE

Bar Charts (four total)


        Sales                    Operating Profit
        (millions of dollars)    (millions of dollars)
        1993 - 754               1993 (Reported) - 106
        1994 - 710               1994 (Reported) - 88
        1995 - 726               1995 (Reported) - 54 and (Restructuring) - 54
        1996 - 785               1996 (Reported) - 138 and (Restructuring) - 5
        1997 - 1,001             1997 (Reported) - 209

        Orders Received          Unfilled Orders
        (millions of dollars)    (millions of dollars)

        1993 - 527               1993 - 572
        1994 - 736               1994 - 599
        1995 - 896               1995 - 769
        1996 - 822               1996 - 806
        1997 - 1,266             1997 - 1,071



1993  1994  1995  1996  1997    Aerospace
-----------------------------------------
$754  $710  $726  $785  $1,001  Sales (millions)



1997 PRIMARY MARKETS

     Pie Chart

     Military OEM 17%
     Military Aftermarket 9%
     Commercial Aftermarket 41%
     Commercial OEM 33%

(Photo of F-22 aircraft, a paper machine, an off-shore oil rig, a man with a compressor and pavement breaker.)

INDUSTRIAL

BUSINESSES

The Falk Corporation
Enclosed Gear Drives; Shaft Couplings; Large Open Gear Sets; and Alloy Steel Castings.

Milton Roy Company
Metering Pumps; Specialty Pumps

Sundstrand Fluid Handling
Heavy Duty API Pumps; Process Gas Compressors; High Pressure Pumps; Canned Motor Pumps; Sealless Magnet Drive Pumps; and Sanitary Positive Displacement Pumps

Sullair Corporation
Rotary Screw Air and Gas Compressors; Pneumatic Tools, Dryers and Filters

OPERATING PERFORMANCE

Bar Charts (four total)


        Sales                    Operating Profit
        (millions of dollars)    (millions of dollars)
        1993 - 629               1993 (Reported) - 84
        1994 - 663               1994 (Reported) - 106
        1995 - 747               1995 (Reported) - 121 and (Restructuring) - 4
        1996 - 736               1996 (Reported) - 84 and (Restructuring) - 32
        1997 - 751               1997 (Reported) - 128 and (Restructuring) - 2

        Orders Received          Unfilled Orders
        (millioins of dollars)   (millions of dollars)

        1993 - 625               1993 - 110
        1994 - 701               1994 - 148
        1995 - 761               1995 - 162
        1996 - 735               1996 - 161
        1997 - 745               1997 - 156



1993  1994  1995  1996  1997  Industrial
----------------------------------------
$629  $663  $747  $736  $751  Sales (millions)



1997 PRIMARY MARKETS

     Pie Chart

     Construction & Cement 15%
     Mining & Metals 11%
     Chemical 9%
     Water/Waste Treatment 8%
     Wood & Paper 7%
     Agribusiness 5%
     Other 5%
     Consumer 2%
     Transportation 2%
     General Industry 20%
     Hydrocarbon 16%

AEROSPACE

(Graphic - Four circles clustered together with a triangle in the middle of the four. First upper left circle contains these words Institute Supply Chain Management, the lower left circle contains these words Replace Information Systems, the top right circle contains these words Create Business Enterprises, and the lower right circle contains these words Improve Business Processes.
The triangle contains these words Focus, Culture Change, Simplify, and Trust.)

The commercial aircraft and air transport markets remained strong in 1997.
This translated into increased demand for Sundstrand systems for both original equipment manufacturer (OEM) installs on new airplanes and for spares.
     Defense systems sales grew slightly, but declined as a percent of total sales due to the strong commercial sales growth. Sundstrand also increased the sales of repair services of our products to aircraft operators worldwide.
     The increased demand for finished systems and spare parts was anticipated, with the result that orders have been filled on time. While achieving this production ramp-up we launched a six-month period of internal studies to discover how we could further improve performance; the result is our roadmap of changes called "Key Initiatives".
     Our objectives are Improved Customer Satisfaction; Reduction in Unit Cost; Reduction in Cycle Times; Improved Quality/ Reduced Defects; and Profitable Business Growth. These are being addressed by improving our business processes, improving management of the supply chain, creation of focused business "Enterprises", and information systems improvements.
KEY INITIATIVES TEAM
     Overseeing these changes is a team of people experienced in our disciplines and business requirements. Their charter is to define and implement changes in every aspect of our product design, development, manufacturing and business processes that will achieve our objectives while maintaining seamless interoperation.
INVESTMENTS
     Machines, fixtures and test equipment are being reconfigured to create new manufacturing "cells" within our facilities. These cells start with raw materials and produce finished goods and subassemblies that can immediately be used for OEM installation or for sale as spares. The objective is to dramatically reduce the cycle time to create a salable product, and with it, the investment in work-in-process inventory.
     This will benefit our customers through faster responsiveness to demand and more consistent quality. We are already gaining these benefits from initial cells, and we continue to reconfigure work flow into cells in all of our manufacturing and assembly operations worldwide.
ENTERPRISES
     APUs and related products have long been designed, developed, marketed and produced by dedicated teams at our Power Systems unit in San Diego. In 1997 we formed similar focused Enterprises in our Rockford, Illinois locations for other services and products.
     These Enterprises remain grouped under the Electric Systems, Mechanical Systems and Customer Service organizations, sharing some services in common. Their locations, management, mission and facilities are dedicated to end-to-end control of their products or services, providing 'ownership' and simplified structure for improved speed, cost awareness and customer satisfaction.

(Continued)

RESULTS
     In the increasingly competitive future our decentralized structure will allow us to continue to be a global, highly rewarding, technology-leading and manufacturing-leading aerospace business; an integrated supplier that designs, produces and supports subsystems and components with customer recognized superior value for commercial aircraft, defense and space.

(Photo of Manufacturing Cell. Pointing out the following: Generator Stator Manufacturing Cell, Stator blanks prepared for winding, Assemblies in process travel only within the cell, Output: Finished stators for assembly into generators or for sales as spares, Tested Stators are laced and packaged, Dielectric Test, and Raw in-process material in Kanban containers coming into cell.)

(Photo of Aerospace Change Management Team)
[Caption]
Aerospace Change Management Team (l to r) Adella Sefrhans; Tom Wirth; Bob Harms; Brad Considine; Bruce Rudie; Roy Dawson; Dirk Klein; Judy Andrychuk, Director of Aerospace Key Initiatives; Cindy Wheeler; Sandy Lopez.

(Photo of four technicians)
[Caption]
Techicians Tadd Johnson; Linda Sipe; Leroy johnson; Barb Hendrick; and tim Nuckles Assemble and Test Ram Air Turbines in the Emergency and Secondary Power Enterprise Manufacturing Cells.

(Photo of a Manufacturing Cell)
[Caption]
Derek Abbott, Mark Young, and Bill Wood in the Denver, Colorado Cell Manufacturing Hydromechanical Governors for Constant Speed Drives and Integrated Drive Generators.

(Photo of two Integrated Drive Generators)
[Caption]
Integrated Drive Generators

(Photo of Generator Control Units and Ground/Auxiliary Power Control Unit) [Caption]
Generator Control Units and Ground/Auxiliary Power Control Unit

(Photo of Airbus A340-500 airplane)
[Caption]
Airbus A340-500

(Photo of Auxiliary Power Unit Generator)
[Caption]
Auxiliary Power Unit Generator

(Photo of two Integrated Drive Generators)
[Caption]
Integrated Drive Generators

(Photo of Canadair RJ-700 airplane)
[Caption]
Canadair RJ-700

(Photo of Integrated Drive Generators, Auxiliary Power Unit Generator, Generator Control Units and Bus Power Control Unit)
[Caption]
Integrated Drive Generators, Auxiliary Power Unit Generator, Generator Control Units and Bus Power Control Unit

ELECTRIC SYSTEMS

(Photo of 767-400ER airplane)
[Caption]
Boeing is developing the new 767-400ER with a Sundstrand electric power generating system.

(Photo of MD-10 Controls)
[Caption]
MD-10 Controls

(Photo of 767-400ER Integrated Drive Generator)
[Caption]
767-400ER Integrated Drive Generator

Our flagship product remains aircraft Electric Systems, including Constant Speed Drives, Generators, Controls, Integrated Drive Generators, and complete Integrated Electric Systems. Systems are sized for each aircraft type, from Regional Jets like the Canadair RJ-700 to widebodies like the Airbus A340-500/600 and Boeing 767-400. As aircraft evolve into derivative configurations Sundstrand works with the manufacturer to tailor electric systems and components.
     Many existing Boeing DC-10s are being reconfigured with new MD-11 cockpits and new Sundstrand electric system controls to emerge as Boeing MD-10 freighters.
     Our design, development, test and manufacturing expertise enables airframers to depend on Sundstrand for the best system for their aircraft.
     Generating system types now offered include constant frequency IDG systems; constant frequency solid state VSCF systems; variable frequency systems; 270 Vdc systems; and hybrid systems.
     Sundstrand continues to develop Reliability Improvement Programs (RIPs), aimed at increasing the on-wing life of all our rotating hardware to provide operators with added value.

ELECTRIC SYSTEMS

(Photo of Raytheon Hawker Horizon Business Jet)
[Caption]
Raytheon Hawker Horizon Business Jet

(Photo of Secondary Power Distribution Assembly)
(Photo of Power Conversion Distribution Unit)
(Photo of Constant Speed Motor Generator)
(Photo of Variable Frequency Generator)
(Photo of Auxiliary Power Unit)
(Photo of Boeing 717-200 Commercial Transport)

New aircraft designs can utilize the latest Sundstrand innovation, integrated electric systems. The Boeing 717 and Raytheon Hawker Horizon systems will use Sundstrand's Power Conversion Distribution Unit. These new systems require fewer components and less wiring for electric conversion, distribution and control functions. The Horizon will also employ Sundstrand's distributed secondary power distribution and automated load switching without pilot intervention.

     The Horizon system comprises the complete electrical system for everything betwteen the engines and the loads.

(Photo of Electrical Power Control Unit)
(Photo of Raytheon Hawker Horizon)
(Photo of Boeing 717-200)
(Photo of Integrated Drive Generator)
(Photo of Auxiliary Power Unit Generator)

MECHANICAL SYSTEMS

(Photo of Bell/Boeing 609 Civil Tiltrotor and its Pylon Actuation System) [Caption]
Bell/Boeing 609 Civil Tiltrotor Actuation System

Mechanical Systems products include actuation systems, such as the Bell/Boeing 609 Tilt Rotor Conversion system and Canadair RJ-700 Leading Edge/Flap system; and emergency Ram Air Turbines as on the RJ-700. Other products are transmissions, such as the Boeing/Northrop F/A-18 E/F Airframe Mounted Accessory Drive; and pumps like the F/A-18 Motive Flow Boost Pump. Other systems are used on launch vehicles and the Space Shuttle, as well as torpedo propulsion.
     These are members of product design 'families' that are scaled in size and power capacity for the needs of each platform. Efficient in energy conversion, the building blocks are ideal for rapid application to new vehicles. Common materials and manufacturing processes ensure repeatable success with minimum redesign.

(Photo of Ram Air Turbine, Flap/Slat Electronic Control Unit, Slat Actuator, Flap Actuator, Electric Flap/Slat Power Drive Unit, and Canadair RJ-700 Regional Jet)
[Caption]
Canadair RJ-700 Regional Jet Emergency Ram Air Turbine and High Lift Actuation System

(Photo of Boeing/Northrop F/A-18 E/F)
[Caption]
Boeing/Northrop F/A-18 E/F Airframe Mounted Accessory Drive Gearbox with Motive Flow Boost Pump

POWER SYSTEMS

Power Systems products include auxiliary power units (APUs), small gas turbine engines that run a generator and produce pressurized air for cabin air conditioning and main engine starting.
     Our APS family of commercial APUs has had considerable market success on the Embraer RJ145, DeHavilland DHC Dash8-400, Boeing 717, and the Airbus A320 family. In 1997 most customers of new A319, A320 and A321 aircraft selected the APS3200 APU based on its low cost of ownership, high reliability and Sundstrand's world class support services. They included All Nippon Airways, Asiana, British Midland, Condor, Croatia, China Southern, Silk Air, Singapore Aircraft Leasing and US Airways.
     In 1997 Sundstrand was awarded a contract for a new APU on the Saab JAS-39 Gripen fighter. Other defense aircraft with Sundstrand APUs include the Bell/Boeing V-22 and Sikorsky UH-60.
     Other Power Systems products are environmental control systems and highly reliable fans such as those used for avionics cooling, galley ventilation and cabin air circulation on Boeing 7 series aircraft and many other aerospace applications.

(Photos of APS 500 APU, Embraer RJ145 airplane, Auxiliary Power Engine Start System, and Saab JAS-39)

(Photos of Boeing 717-200, Airbus A320, APS 2100 APU, APS 3200 APU, Boeing 777, and Air Circulation Fans)

(Photo of two women)
[Caption]
Denise Dallman, (left) On-Site Logistics Support Representative with a customer at America West Airlines.

CUSTOMER SERVICE

Aircraft operators prefer Sundstrand service, giving our systems a competitive market advantage. Innovation, teamwork and on-site support are three reasons for our success.
     One new service is spares monitoring for airlines to help them minimize shortages with more effective inventory levels. For operators without an MRO shop for our products, we tailor repair services to their individual requirements. Sundstrand facilities in North America, Europe and Asia provide OEM quality repair with fast turnarounds.
     We train customer personnel in operation and maintenance of our systems and conduct regular forums of product user groups for peer networking and field performance feedback.
     Our field engineering personnel are stationed around the world at key airport locations to support aircraft operators where they need us, on the flight line.

(Photo of women assembling)
[Caption]
Denise Seaman assembling a repaired Ram Air Turine in the Rockford, Illinois Repair Center

(Photo of four men looking at hardware)
[Caption]
Boeing, Airline, and Airbus representatives contribute product performance feedback to Pat Liddell (third from left), Sundstrand Service Engineering, at an Electric Systems Airline Technical Forum

(Photo of three men)
[Caption]
Jose Lara; Janel Delva; Isabel Fernandez; and Ives Etienne, members of the Repair Services Generator Rewinind Team, Miami, Florida

AEROSPACE AFTERMARKET


(Photo of parts)

REPLACEMENT PARTS

Logistical support for products in service is an essential element of the aircraft systems business. Commercial jet aircraft service lives are approaching 30 years. In addition, long aircraft model production runs mean that many will still be in service 50+ years after first airplane delivery.

(Photo of Sundstrand Aerospace aircraft applications map)

REPAIRS

Many aircraft operators find it cost effective not to maintain shops to overhaul subsystems. We rework and restore useable subassemblies, replace parts as needed and return hardware to customers with service lives equivalent to new units - available any time as long as aircraft are flying.

(Photo of a woman)
[Caption]
Cindy Handlogten with a generator assembly, Rockford, IL

(Photo of Sundstrand Aerospace aircraft applications map)

INDUSTRIAL

(Photo of two men)
[Caption]
Falk Sales Engineer Rich Chyko works to rapidly solve customer application requirements by sizing drive components with Speedquote automated specification software.

(Photo of five people)
[Caption]
Sundstrand Compressors Business Unit Members (l to r) Joni Reeves, Jeff Wiemelt, Chuck Zachrich, Kerry Kramlich, Tim Zgabay.

With the exception of the Asian currency crisis from midyear, overall economic conditions were acceptable for ongoing industrial growth in 1997. The increasingly global nature of our industrial businesses has allowed them to become less sensitive to economic changes in a single region. The greater relative strength of the U.S. dollar overall provided a challenge to export orders and reduced the profitability of foreign operations, but did not substantially affect our results or our commitment to globalisation.
     The changing alignments of economies reinforces the necessity for our continuing decentralization and establishment of production and distribution facilities closer to our customers worldwide. Increasing dollar values create improved sales opportunities for operations based in other currency zones. We continue to look at new geographic market opportunities for all our product families.
     In internal structures, each business moved toward improving manufacturing efficiencies in ways appropriate to their operations, inplementing key principles of Market Rate of Demand Manufacturing. These include techniques such as cellular manufacturing, 'kanban' signals for production and restocking, supplier-owned floor stock, and creation of entreprenurial teams centered around defined product types.
     The results have been proving out the objectives: faster cycle times for product development and manufacturing; lower lead times for customers; reductions in work-in-process inventory; increased product quality and more job satisfaction for employees.
     Falk improved European market penetration in 1997 and continued to have good customer response to their joint ventures in Mexico and Australia. After establishing the coupling product in a separate facility last year, two more dedicated business units were set up for standard product types.
     Milton Roy completed conversion of all models in two product families to Market Rate of Demand cellular manufacturing. Standardization of features in some products has allowed reductions in elements manufactured without affecting performance or customer acceptance.
     Fluid Handling completed several manufacturing cells and opened its Sundyne/Sunflo Service Center in Shanghai, China. A compressor business unit was created and set up as a stand-alone group. Compressor teams began technical exchanges with other Sundstrand Industrial and Aerospace units for manufacturing improvement and cooperative engineering initiatives.
     Sullair's Shenzhen, China joint venture facility opened in April and market acceptance improved throughout the year. China's import duty structure now favors indigenous manufacturers like Sullair at the expense of competing imported products.

(Photo of a guest house and a Metronics unit)
[Caption]
Milton Roy's Liquid Metronics unit supplied the water purification system used in the Shenzhen guest house reserved for Chinese government officials during the ceremony returning Hong Kong to China.

FALK

(Photo of a man looking at gear machine)
[Caption]
Mike Hoye reviews the setup of a spiral bevel gear machine.

(Photo of Falk Ring Gears)
[Caption]
Falk Ring Gears drive grinding mills at the Escondida Copper Mine, Chile.

(Photos of Ultramax Concentric Drive, Lifelign Gear Coupling, and Steel Mill Caster)
[Caption]
Ultramax Concentric Drive
[Caption]
Lifelign Gear Coupling
[Caption]
Falk drives and couplings are used on steel mill casters.


The Falk Corporation is an established world leader manufacturing a broad range of standard enclosed gear drives, shaft couplings, large open gear sets, alloy steel castings, and custom engineered enclosed gear drives. Falk supplies components and mechanical systems to mining, cement, paper, wood products, chemical, coal, power, and a host of other process industries. Falk is well known for its exceptional product reliability and extraordinary customer service.
     In 1997, Falk restructured its operations into four business units centered around couplings, standard products, customer engineered products, and after market repair and service. This restructuring allows each unit to focus on superior customer satisfaction with exceptional product solutions and manufacturing excellence through process simplification.
     Demand has been strong for Falk's new products introduced in 1997, including the Quadrive Shaft Mounted Drives, UltraMax(TM) Concentric Drives, and Lifelign(TM) Gear Couplings. New metric features have also been added to Falk products for improved global acceptance.
     Customer focus, exceptional products, investments in additional capacity, and expanded global presence are Falk strengths for 1998 and beyond.

(Photo of two men)
[Caption]
Falk Salesman, Mark Hoye, assists a quarry operator with expansion plans.

(Photo of shaft)
[Caption]
Quadrive(R) Shaft Mounted Drive

(Photo of a man looking at a belt conveyor drive system)
[Caption]
Ed Zembinski reviews final assembly of a 1500 hp (119kW) belt conveyor drive system

(Photo of A-Plus Right Angle Drive)
[Caption]
A-Plus Right Angle Drive

MILTON ROY

(Photo of a man and women)
[Caption]
Liquid Metronics assembler Kevin Vuong in Market Rate of Demand manufacturing cell with General Manager Diane Laverty

(Photo of pumps)
[Caption]
35 Centrac(TM) pumps are used in the new Long Beach, CA Citizens Water Treatment plant

(Photo of pumps with high pressure water feed applications)
[Caption]
Two MILROYAL(R) pumps in a high pressure water feed application at the Bayer Corporation, Orange, TX

The four divisions of Milton Roy have facilities in the United States, France, the United Kingdom, Spain and a joint venture in India. They provide a broad range of metering and circulating pumps, systems and associated equipment to world markets.
     Milton Roy metering pumps are typically used to inject precisely controlled flows of chemicals into process streams and are used in agriculture, chemical processing, electronic device manufacture, municipal and industrial water and wastewater treatment, oil and gas production, as well as pulp and paper applications.
     Dosapro Milton Roy had an outstanding year of increased competitiveness due to currency fluctuations and our ability to meet the demands of European and Asian customers.
     The Flow Control Division also experienced growth in 1997 with sales of their standard mRoy(R) and MILROYAL(R) products up significantly over 1996. Today customers expect customization of products to met their exact need. Flow Control Division meets this need with a new short run production shop for customized pumps in short lead times.
     Liquid Metronics, Inc. continued the trend in sales growth experienced over the last several years. A significant part of recent growth is attributable to new products; LMI recently introduced the Liquid-Pro(TM) series of pumps and is working on further enhancements to their pump line.
     Concentration on Market Rate of Demand manufacturing techniques, simplification of business practices, and significant investments in new products and worldwide marketing will continue to provide growth and profitability for Milton Roy into the future.

(Photo of MILROYAL(R) pumps and offshore oil platform with two men)
[Caption]
Multiplexed MILROYAL(R) Pumps in an offshore oil platform system which uses a total of 37 Milton Roy pumps

(Photo of water treatment systems)
[Caption]
Industrial water treatment systems in final assembly at Milton Roy Asia LMI

(Photo of Dosapro pumps)
[Caption]
An order of Dosapro pumps to be used in primary blending of Polypropylene in China

(Photo of HMD/Kontro Pumps)
[Caption]
HMD/Kontro Pumps installed in an OEM skid package in a heavy water application

FLUID HANDLING

(Photo of HMD/Kontro H-Range Pumps)
[Caption]
HMD/Kontro H-Range Pumps and Sundyne LMV-311 pump in a petrochemical facility in the U.K. Photo courtesy of EXXON Chemical Ltd.

(Photo of pump)
[No Caption]

(Photo of man beside a pump)
[Caption]
Manufacturing Manager Tom Helmreich with a Sundyne LMV-311 pump

(Photo of women beside a pump)
[Caption]
Spares Team Leader Vicki Heronema with a Sundyne LMV-322 pump

(Photo of man beside a pump)
[Caption]
Assembly Specialist Mike Martinez with a Sundyne LMV-806

Sundstrand Fluid Handling is a global leader in process fluid and gas handling technologies, with manufacturing facilities in the U.S., Britain, France, and in Japan with our joint venture partner Nikkiso/Sundstrand. We have for many years been known as the preferred supplier to the worldwide hydrocarbon and chemical processing, pulp and paper, power generation, and the food and beverage processing industries.
     Product families include high speed centrifugal pumps and compressors, sealless pumps, sanitary pumps and engineered packages.
     Our continuing sales growth in international markets was led by demand from the hydrocarbon and chemical processing industries, in which we have for many years been a leader with our reliable Sundyne(R) line of heavy duty and sealless pumps, and Kontro(R), HMD(TM), and Sundyne canned motor pump lines.
     Our Sunflo pumps also continue to have a strong market position in specialized high pressure applications such as in power generation or pulp and paper industries.
     Processors of foods and beverages rely on our Sine positive displacement sanitary pumps, which are also in demand for pharmaceutical and cosmetic applications.
     Sundstrand Fluid Handling expanded its global presence and service capabilities in 1997, opening our Shanghai, China service center and adding four additional service centers in Latin America. We are committed to continuing exemplary service to all of our customers around the world.

SULLAIR

(Photo of drill compressor)
[Caption]
Sullair is a leader in on-board drill compressors

Sullair Corporation is one of the world's leading manufacturers of rotary screw compressors, and an industry leader in compressed air contaminant-removal equipment, vacuum systems and air tools. Our leadership is founded on cutting-edge rotary screw technology, highly skilled people and a partnership approach to customer relationships.
The global acceptance of new products like the DS Oil-Free and ES Encapsulated compressors are clear indications of the confidence our customers have placed in Sullair. We, in turn, have dedicated ourselves to even closer communication with our customers and even greater responsiveness to their needs. Here are some of the steps taken by Sullair during 1997 to make this commitment a reality:

RESTRUCTURE AND CONSOLIDATION OF SULLAIR EUROPE
Sullair consolidated all manufacturing, assembly and administrative operations in Montbrison, France, the site of its recently constructed manufacturing facility. By combining the manufacturing capabilities and technical expertise of its St. Priest and Montbrison organizations, Sullair Europe has confirmed its commitment to its customers in Europe, Africa, and the Middle East.

NEW HEADQUARTERS IN CHINA
The Sullair Asia joint venture began producing compressors at its recently completed facilities in Chiwan, Shenzhen, China. Sullair can now offer its Asia Pacific customers state-of-the-art compressors with technology that Sullair has perfected over the years, excellent parts and service assistance, and expert local compressor training at its dedicated training center in the Chiwan facility.

IMPROVED PRODUCTION TECHNIQUES
Sullair instituted productivity improvements in manfacturing through implementing Market Rate of Demand production techniques. This process has improved the Company's ability to respond to varying customer demands while improving manufacturing efficiency.

BUSINESS SEGMENTATION
Acknowledging the market's needs for quickness and flexilibility, Sullair began the process of focusing its businesses. The Company is improving its position in its served markets and strengthening its distribution channels. Sullair's focused sales and marketing team for air tools is but one example of the success of this approach.

By cultivating closer relationships with its cusotmers, globalizing both its products and its manufacturing resources, and introducing new productivity improvements, Sullair is working to assure its long-term competitive position as a worldwide manufacturer and an industry leader.

(Photo of two men looking at a compressor)
[Caption]
A Sullair TS Series 32 tandem two-stage compressor is used as part of a total energy saving system at Bourns Electronics, Cork, Ireland. Process air used in the plant is recycled through a heat recovery system.

(Photo of Sullair's facility in China)
[Caption]
Sullair's Chiwan, China manufacturing and support facility opened in 1997.

(Photo of an assembler working on a compressor package)
[Caption]
Assembler Chuck Morrison works on a compressor package. Market Rate of Demand manufacturing matches produciton rate and models to customer requirements for shorter lead times.

CONDENSED FINANCIAL REPORT

The 1997 summary annual report contains condensed consolidated balance sheets, statements of earnings and statements of cash flows. Complete consolidated financial statements, including notes to the consolidated financial statements, as well as management's discussion and analysis of financial condition and results of operations, are presented in the Company's 1997 Annual Report on Form 10-K.
-------------------------------------------------------------------------------
Management's Report
     The management of Sundstrand is responsible for the preparation and presentation of the consolidated financial statements in the Annual Report on Form 10-K and related financial information included in this annual report.
The financial statements in the Annual Report on Form 10-K have been prepared in conformity with generally accepted accounting principles consistently applied and, as such, include amounts based on estimates by management. The consolidated financial statements have been audited by Ernst & Young LLP, the Company's independent auditors. The condensed statements included in this annual report have been derived from the audited financial statements and are fairly stated in all material respects in relation to those statements.
     Management also is responsible for maintaining a system of internal accounting controls which is designed to provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management's authorization and are properly recorded. To assure the maintenance of effective internal controls, management adopts and disseminates policies, procedures and directives; selects and trains qualified personnel; establishes organizational structures which permit the delegation of authority and responsibility; and maintains an active program of internal audits and appropriate follow-up by management.
     The management of Sundstrand also recognizes its responsibility to promote a strong ethical climate throughout the Company. Toward this end, the Company provides training in ethical decision making to each employee. In addition, each employee receives a copy of the Company's manual on Business Conduct and Ethics.
     The Board of Directors elects an Audit Committee from among its members who are not employees of the Company. The Audit Committee meets periodically with management, the internal auditors, and the independent auditors to review the work of each and satisfy itself that they are properly discharging their responsibilities. Both the independent auditors and internal auditors have free access to the Audit Committee, without the presence of management, to discuss internal accounting controls, auditing, and financial reporting matters.


(Signature)              (Signature)
Robert H. Jenkins        Paul Donovan
Chairman of the Board,   Executive Vice President and
President and            Chief Financial Officer
Chief Executive Officer


January 27, 1998
-------------------------------------------------------------------------------

Independent Auditor's Report

     To the Shareholders and Board of Directors, Sundstrand Corporation,
     We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of Sundstrand Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are included in the Annual Report on Form 10-K of Sundstrand Corporation and subsidiaries for the year ended December 31, 1997 and have not been presented herein. In our report dated January 28, 1998 which also appears in the Annual Report on Form 10-K, we expressed an unqualified opinion on those consolidated financial statements.
     In our opinion, the information in the accompanying condensed financial statements appearing on pages 33 through 35 is fairly stated, in all material respects, in relation to the consolidated financial statements from which it was derived.


Ernst & Young LLP
Chicago, Illinois
January 27, 1998

SUNDSTRAND CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF EARNINGS


Year Ended December 31,                                       1997       1996
-------------------------------------------------------------------------------
(Amounts in millions except per share data)
Net sales ................................................ $  1,752    $  1,521
-------------------------------------------------------------------------------
Costs and expenses:
  Costs of products sold .................................    1,148         990
  Marketing and administration ...........................      286         300
  Restructuring charges, net .............................        -          24
-------------------------------------------------------------------------------
                                                              1,434       1,314
-------------------------------------------------------------------------------
Earnings before other income (deductions) ................      318         207

Other income (deductions):
  Interest expense .......................................      (30)        (29)
  Interest income ........................................        6           5
  Other, net .............................................        -           1
-------------------------------------------------------------------------------
                                                                (24)        (23)
-------------------------------------------------------------------------------
Earnings before income taxes and cumulative effect of
  accounting change ......................................      294         184

Less income taxes ........................................      106          70
-------------------------------------------------------------------------------
Net earnings before cumulative effect of
  accounting change ......................................      188         114

Cumulative effect of change in method of accounting for
  certain consulting costs, net of taxes .................       (5)          -
-------------------------------------------------------------------------------
Net earnings ............................................. $    183    $    114
===============================================================================
Weighted-average number of common shares outstanding .....     59.8        61.0

Weighted-average number of common shares outstanding --
  assuming dilution ......................................     60.2        61.3

Basic earnings per share:
  Earnings before cumulative effect of accounting change.. $   3.15    $   1.87
  Cumulative effect of change in accounting ..............     (.09)          -
-------------------------------------------------------------------------------
  Net earnings ........................................... $   3.06    $   1.87
===============================================================================
Diluted earnings per share:
  Earnings before cumulative effect of accounting change.. $   3.13    $   1.86
  Cumulative effect of change in accounting ..............     (.09)          -
-------------------------------------------------------------------------------
  Net earnings ........................................... $   3.04    $   1.86
===============================================================================
Cash dividends per common share .......................... $   0.68    $   0.68
===============================================================================

SUNDSTRAND CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS


Year Ended December 31,                                       1997       1996
-------------------------------------------------------------------------------
(Amounts in millions)
Cash flow from operating activities:
  Net earnings ........................................... $    183    $    114
  Adjustment to reconcile net earnings to cash provided by
    operating activities:
    Depreciation .........................................       58          61
    Amortization .........................................       15          12
    Deferred income taxes ................................       51           6
    Change in operating assets and liabilities excluding
    the effects of acquisitions and divestitures:
      Accounts receivable ................................      (13)        (18)
      Inventories ........................................      (75)        (37)
      Other assets .......................................      (20)          5
      Accounts payable ...................................       23          (4)
      Accrued expenses ...................................       23          20
    Other ................................................        7           9
-------------------------------------------------------------------------------
    Total adjustments ....................................       69          54
-------------------------------------------------------------------------------
Net cash provided by operating activities ................      252         168
-------------------------------------------------------------------------------

Cash flow from investing activities:
  Cash paid for property, plant, and equipment ...........     (119)        (64)
  Proceeds from the sale of assets .......................       15           2
  Cash paid for acquisitions, net of cash acquired .......      (18)        (29)
  Investment in IRB trust ................................        1           5
-------------------------------------------------------------------------------
Net cash used for investing activities ...................     (121)        (86)
-------------------------------------------------------------------------------

Cash flow from financing activities:
  Net borrowings (payments) supported by lines of credit..       25         (50)
  Principal payments on long-term debt ...................       (4)         (7)
  Purchase of treasury stock .............................     (125)        (49)
  Proceeds from stock options exercised ..................        5           3
  Dividends paid .........................................      (41)        (41)
-------------------------------------------------------------------------------
Net cash used for financing activities ...................     (140)       (144)
-------------------------------------------------------------------------------

Effect of exchange rate changes on cash ..................        4           5
-------------------------------------------------------------------------------
  Decrease in cash and cash equivalents ..................       (5)        (57)
  Cash and cash equivalents at January 1 .................       18          75
-------------------------------------------------------------------------------
Cash and cash equivalents at December 31 ................. $     13    $     18
===============================================================================

Supplemental cash flow information:
  Interest paid .......................................... $     29    $     31
  Income taxes paid ...................................... $     74    $     55


SUNDSTRAND CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET


December 31,                                                 1997       1996
-------------------------------------------------------------------------------
(Amounts in millions except share data)
ASSETS
Current Assets
    Cash and cash equivalents ............................ $     13    $     18
    Accounts receivable, net .............................      326         313
    Inventories, net of progress payments ................      462         378
    Deferred income taxes ................................       49          53
    Other current assets .................................       30          10
-------------------------------------------------------------------------------
      Total current assets ...............................      880         772

    Property, Plant, and Equipment, net ..................      472         427
    Intangible Assets, net ...............................      265         273
    Deferred Income Taxes ................................       34          78
    Other Assets .........................................       49          45
-------------------------------------------------------------------------------
                                                           $  1,700    $  1,595
===============================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
    Notes payable ........................................ $    143    $    118
    Long-term debt due within one year ...................        9           4
    Accounts payable .....................................      124         104
    Accrued salaries, wages, and commissions .............       26          25
    Accrued postretirement benefits other than pensions ..       17          18
    Restructuring liability ..............................        5          20
    Other accrued liabilities ............................      143         108
-------------------------------------------------------------------------------
      Total current liabilities ..........................      467         397

Long-Term Debt ...........................................      213         222
Accrued Postretirement Benefits Other Than Pensions ......      357         367
Other Liabilities ........................................      121          96
-------------------------------------------------------------------------------
                                                              1,158       1,082
-------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
    Common stock, par value $.50 per share; authorized
      150,000,000 shares: issued 1997 and 1996 --
      75,686,028 shares (including shares in
      treasury) ..........................................       38          38
    Additional contributed capital .......................      160         155
    Retained earnings ....................................      819         677
    Foreign currency translation adjustment ..............       (9)         (8)
    Common stock in treasury (at cost); 1997 -- 17,598,391
      shares and 1996 -- 15,324,019 shares ...............     (456)       (337)
    Unamortized value of restricted stock issued .........      (10)        (12)
-------------------------------------------------------------------------------
                                                           $    542    $    513
-------------------------------------------------------------------------------
                                                           $  1,700    $  1,595
===============================================================================

DIRECTORS


Robert H. Jenkins (4)                           Charles Marshall (1,2)
President and Chief Executive Officer           Retired Vice Chairman
Sundstrand Corporation                          American Telephone and Telegraph Company
Director since 1995                             Director since 1989

Richard A. Abdoo (2,4)                          Klaus H. Murmann (2,3)
Chairman, President and Chief Executive         Chairman and Chief Executive Officer
Officer                                         Sauer Inc.
Wisconsin Energy Corporation, and               Director since 1981
Chief Executive Officer
Wisconsin Electric Power Company
Director since 1996

J. P. Bolduc (1,3)                              Ward Smith (2,3)
Chairman and Chief Executive Officer            Retired Chairman
JPB Enterprises, Inc.                           NACCO Industries, Inc.
Director since 1991                             Director since 1983

Ilene S. Gordon (2,4)                           Berger G. Wallin (1,4)
Vice President and General Manager              Retired Executive Vice President for Special Projects
Tenneco Packaging                               Sundstrand Corporation
Director since 1997                             Director since 1995

Gerald Grinstein (1,3)                          (1) Nominating Committee
Non-Executive                                   (2) Audit Committee
Chairman of the Board of Delta Air Lines, Inc.  (3) Compensation Committee
Director since 1981                             (4) Finance Committee


OFFICERS









Robert H. Jenkins                                                        DeWayne J. Fellows
Chairman of the Board, President and                                     Vice President and Controller.
Chief Executive Officer.                                                 Controller since February 16, 1989; elected to additional
Elected Chairman of the Board, President and Chief Executive Officer,    position of Vice President August 7, 1990.
April 15, 1997; President and Chief Executive Officer from               Age 53
October 1, 1995 to April 14, 1997; Executive Vice President,
Illinois Tool Works, Inc., from March 1, 1990, to
September 30, 1995.
Age 56

Patrick L. Thomas                                                        James R. Carlson
Executive Vice President and Chief Operating Officer,                    Vice President and Treasurer.
Industrial.                                                              Elected Vice President and Treasurer November 18, 1997
Elected Executive Vice President and Chief Operating Officer,            Vice President Treasury Operations and Assistant
Industrial January 2, 1995; President of Milton Roy Company              Treasurer from January 6, 1997, to November 18, 1997;
from April 1, 1991 to January 1, 1995.                                   Assistant Treasurer for more than five years prior to
Age 52                                                                   January 6, 1997.
                                                                         Age 54
Ronald F. McKenna
Executive Vice President and Chief Operating Officer,
Aerospace.                                                               Neil D. Traubenberg
Elected Executive Vice President and Chief Operating                     Vice President, Tax.
Officer, Aerospace May 6, 1996; Vice President of                        Elected Vice President, Tax November 18, 1997;
Business Development, Sundstrand Aerospace from                          Appointed Vice President, Tax from January 6, 1997, to
January 28, 1995 to May 6, 1996; Vice President                          November 18, 1997; Tax Director from more than five
and General Manager of Sundstrand Aerospace Electric Power               years prior to January 6, 1997
from December 2, 1989, to January 27, 1995.                              Age 48
Age 57
                                                                         Patrick J. Winn
Paul Donovan                                                             Vice President, Corporate Human Resources.
Executive Vice President and Chief                                       Elected Corporate Vice President, Human Resources
Financial Officer.                                                       November 18, 1997; Appointed Vice President, Corporate
Chief Financial Officer since December 2, 1988; elected to additional    Human Resources from September 13, 1997 to November
position of Executive Vice President August 7, 1990;                     18, 1997; for more than five years prior to September
Age 50                                                                   13, 1997, Senior Corporate Attorney.
                                                                         Age 48

                                                                         Mary Ann Hynes
                                                                         Vice President, General Counsel and Secretary.
                                                                         Elected Vice President, General Counsel and Secretary
                                                                         February 26, 1998; General Counsel of Wolters Kluwer
                                                                         U.S., Inc. January 1996 to February 1997; General
                                                                         Council of Commerce Clearing House, Inc. for more
                                                                         than five years prior to January 1996.
                                                                         Age 50




SUNDSTRAND CORPORATE INFORMATION

ANNUAL MEETING
The Company's Annual Meeting will be held in the Auditorium at Northern Illinois University, Rockford Education Center, 8500 East State Street, Rockford, Illinois, on Tuesday, April 21, 1998 at 11:00 a.m. Central time.

COMMON STOCK INFORMATION
Sundstrand common stock is listed on the New York, Chicago, and Pacific stock exchanges under the symbol SNS.

SHAREHOLDER INVESTMENT SERVICE
Sundstrand offers to shareholders of its common stock a Shareholder Investment Service which provides a simple, cost-free way of applying dividends and voluntary cash investments to purchase additional shares of stock. The Company absorbs brokerage commissions and bank service fees for all participants. Requests for information about the Shareholder Investment Service should be directed to the Company's transfer agent.

TRANSFER AGENT
Requests for information about stock registration, stock transfers, dividend disbursements or the Shareholder Investment Service should be directed to the Company's transfer agent.


       Address correspondence to:      With questions, call:

       Harris Trust and Savings Bank   Shareholder Services Division
       Shareholder Services            Harris Trust and Savings Bank
       P.O. Box A3504                  (800) 293-8207
       Chicago, Illinois 60606-4607


FORM 10-K AND OTHER FINANCIAL PUBLICATIONS
A copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and other financial publications may be obtained without charge by writing to Investor Relations at the address below or by voice mail at (815) 226-2988.

INVESTOR RELATIONS
Analyst inquiries should be directed to:

     Doug Smiley
     Corporate Manager, Investor Relations
     Sundstrand Corporation
     4949 Harrison Avenue
     P.O. Box 7003
     Rockford, Illinois  61125-7003
     (815) 226-2136